EXHIBIT 99.1

International Absorbents Inc.
“Makers of CareFRESH® Brand Small Animal Bedding”

INTERNATIONAL ABSORBENTS ANNOUNCES SHAREHOLDER APPROVAL OF
ARRANGEMENT AGREEMENT WITH KINDERHOOK INDUSTRIES, LLC

FERNDALE, WASH., May 12, 2010– International Absorbents Inc. (“IAX” or the "Company") (NYSE Amex: IAX), a leading developer and producer of environmentally friendly pet care and industrial products, announced today that at a special meeting of shareholders held on May 12, 2010, its shareholders adopted the arrangement agreement entered into with IAX Acquisition Corporation and IAX Canada Acquisition Company Inc., under which IAX Acquisition Corporation, through its wholly owned subsidiary, IAX Canada Acquisition Company Inc., will acquire all of IAX's outstanding common shares for cash at a price of US$4.75 per share.  IAX Acquisition Corporation is a newly formed acquisition company established by Kinderhook Industries, LLC.

As of the record date there were 6,410,282 shares outstanding of which approximately 3,309,897 or 52% shares entitled to vote were cast at the special meeting.  Of the votes cast 3,153,611 or 95% voted to adopt the arrangement agreement; 149,236 votes or 5% voted against. The transaction remains subject to regulatory approvals and other closing conditions.

About International Absorbents Inc
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International Absorbents Inc. develops, manufactures and markets patented and proprietary cost-effective consumer and commercial products derived from recycled, renewable materials.  These environmentally safe products outperform conventional products used in a broad range of consumer and industrial applications, including retail/commercial pet bedding and litter, oil and hazardous liquid spill cleanup and control, oil/water filtration, and packaging. The Company's shares are listed on NYSE Amex under the symbol IAX. Further information is available at www.absorbent.com.

About Kinderhook Industries LLC
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Kinderhook Industries is a New York based private equity firm with $600 million of committed capital. Kinderhook’s investment philosophy is based on partnering with exceptional management and adding our operating partner network and capital across a variety of industries to support growth of smaller middle-market companies throughout North America. For additional information, visit www.kinderhook.com.

Cautionary Statement Regarding Forward-Looking Statements

A number of the matters discussed in this press release that are not historical or current facts that deal with potential future circumstances and developments, including, without limitation, statements referring to the ability of the parties to satisfy the closing conditions and consummate the proposed arrangement, are forward-looking statements.  The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking.  The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and it is important to note that actual results could differ materially from those projected due to various risk factors, including the risk that the transaction does not close or that the closing is delayed.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s reports filed with the SEC, including, but not limited to, the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2010 and its quarterly reports on Form 10-Q.  This press release speaks only as of its date, and the Company disclaims any duty to update the information herein except as required by law.